Exhibit 10.23
SPANDEX SUPPLY CONTRACT
Confidential Treatment Requested for Certain Portions of this Exhibit
Sections marked “***” represent omitted portions. These portions have been filed separately with the Commission

Table of Contents

SPANDEX SUPPLY CONTRACT	3

CLAUSE 1. DEFINITIONS	4

CLAUSE 2. APPLICABLE DOCUMENTS	9

CLAUSE 3. RESPONSIBILITY OF THE CONTRACTOR

CLAUSE 4. TECHNICAL REQUIREMENTS	9

CLAUSE 5. COMPLETION DATE	10

CLAUSE 6. LETTER OF PERFORMANCE GUARANTEE	10

CLAUSE 7. QUALITY ASSURANCE	10

CLAUSE 8. DAMAGE TO THE SYSTEM BEFORE PROVISIONAL ACCEPTANCE	11

CLAUSE 9. INJURY TO PERSONS AND DAMAGE TO PROPERTY	11

CLAUSE 10. INSURANCE	12

CLAUSE 11. SUSPENSION	13

CLAUSE 12. VARIATIONS DURING PERFORMANCE	14

CLAUSE 13. CONTRACT PRICE	15

CLAUSE 14. ASSIGNMENT AND SUB-CONTRACTED WORK	16

CLAUSE 15. TERMS OF PAYMENT	17

CLAUSE 16. TRANSFER OF TITLE	18

CLAUSE 17. ACCEPTANCE	18

CLAUSE 18. WARRANTY	20

CLAUSE 19. LONG TERM SUPPORT	22

CLAUSE 20. DELAY IN SYSTEM COMPLETION	23

CLAUSE 21. TERMINATION FOR CONVENIENCE	24

CLAUSE 22. TERMINATION FOR DEFAULT	25

CLAUSE 23. TERMINATION BECAUSE OF FORCE MAJEURE	27

CLAUSE 24. TERMINATION BECAUSE OF BANKRUPTCY OR WINDING-UP	27

CLAUSE 25. INTELLECTUAL PROPERTY — INDEMNITY	27

CLAUSE 26. SAFEGUARDING OF INFORMATION AND TECHNOLOGY	28
Confidential Treatment Requested for Certain Portions of this Exhibit

CLAUSE 27. RESPONSIBILITY FOR OBTAINING PERMITS AND FOR CUSTOMS CLEARANCE AND OTHER FORMALITIES	29

CLAUSE 28. NOTICES	30

CLAUSE 29. CLAUSE HEADINGS	30

CLAUSE 30. LIMITATION OF LIABILITY	31

CLAUSE 31. SEVERABILITY	31

CLAUSE 32. CONTRACTOR TO CONFORM TO REGULATIONS	31

CLAUSE 33. SETTLEMENT OF DISPUTES	31

CLAUSE 34. KEEPING OF RECORDS	32

CLAUSE 35. ENTIRE AGREEMENT AND AMENDMENTS	32

CLAUSE 36. RELATIONSHIP BETWEEN THE PARTIES	32

CLAUSE 37. AGENTS AND REPRESENTATIVES OF THE PURCHASER	32

CLAUSE 38. SOFTWARE LICENCE RIGHTS	32

CLAUSE 39. SUCCESSORS BOUND	34

CLAUSE 40. PURCHASER’S OBLIGATIONS	34

CLAUSE 41. PROPERTY OF PURCHASER	34

CLAUSE 42. PUBLICITY / CONFIDENTIALITY	34

CLAUSE 43. NO WAIVER	35

CLAUSE 44. EXPORT CONTROL	35

CLAUSE 45. SIGNATURE	35
Appendix 1: Form of Letter of Performance
Appendix 2: Subcontractors List
Appendix 3: Responsibility Matrix
Exhibit A: Disputed Payment Escrow Agreement
Exhibit B: Form of Invoice Format
Exhibit C: Form of Contractor’s Certificate
Exhibit D: Preliminary Permit Matrix
Exhibit E: Alaska Communications Systems Parental Guarantee
Confidential Treatment Requested for Certain Portions of this Exhibit

SPANDEX SUPPLY CONTRACT
This agreement (hereinafter referred to as the “Contract”) is made and entered into as of October 23, 2007, the (“Effective Date”),
BETWEEN:
ACS Cable Systems, Inc., a company organized and existing under the laws of the State of Delaware, United States of America, having its principal office at 600 Telephone Avenue, Anchorage, Alaska 99503, hereinafter referred to as “the Purchaser” on the one part.
AND
Tyco Telecommunications (US) Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America, having its principal office at 60 Columbia Road, Morristown, New Jersey, 07960, hereinafter referred to as “the Contractor” on the other part.
Both the Purchaser and the Contractor shall be hereinafter collectively referred to as “the Parties” and individually as “the Party” and shall include their successors and permitted assigns.
RECITALS
Purchaser has decided to develop, install and operate a submarine cable system connecting Purchaser’s network to the Pacific Northwest “Project Spandex”. Purchaser has issued an invitation to tender, and following a competitive bidding process has selected Contractor,
Purchaser has provided a Parental Guarantee in the name of the Contractor letter as Exhibit E.
This Contract is for the provision of the Spandex System and warranty support of Spandex System. Contractor has reviewed the Work as a whole and in detail and has fully satisfied itself of the feasibility and practicability regarding the Contract.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Parties herby agree as follows:
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CLAUSE 1. DEFINITIONS
In these General Terms and Conditions and in all other documents forming part of the Contract the following definitions shall apply:
“Acceptance”
means written acknowledgement by the Purchaser that the Work, or part of it, has been completed in accordance with the Contract. “Accept” and “Acceptance” in the context of “Acceptance” shall be construed accordingly.
“Access Rights”
means all ownership, easement and/or other property rights, from both private and governmental entities, both on land and below the surface of the water (including, without limitation, agreements to use conduits, install manholes and to lease space in Terminal Stations) necessary to access, use and occupy Terminal Stations and the sites for Terminal Stations (including, without limitation, to land and install the submarine cable and related equipment and to bring such cable from the ocean to the Terminal Stations) in order for the Purchaser to own, operate and/or maintain the System.
“Actual Knowledge”
means the actual knowledge or constructive knowledge within the ordinary scope of diligent performance of any executives with management responsibility for the Contract.
“Bankruptcy Event”
means an event specified in Sub-Article 24.1.1 or 24.1.2 with Contractor as the bankrupt party.
“Billing Milestone”
means a pre-determined point for billing to be authorised subject to specific criteria being met, set forth in Part 5: Billing Schedule.
“Commercial Service”
means the grant by Purchaser, with the Consent of Contractor of a Certificate of Commercial Service in accordance with this Contract.
“Contract”
means this agreement concluded between the Purchaser and the Contractor named herein, and all appendices, annexes and/or schedules thereto, as well as subsequent amendments which may be agreed to in writing between the Purchaser and the Contractor.
“Contractor”
has the meaning set forth in the Recital.
“Contractor Permits”
means permissions, approvals, authorizations, concurrences, licenses, consents, agreements, notifications, etc.),from all appropriate persons, entities and governmental authorities necessary to perform the Work. Contractor Permits include: (a) all Permits from all appropriate persons, entities and governmental authorities arising in connection with the performance of the Work, (b) all Permits for vessels and personnel performing marine activities, including but not limited to, marine surveys and crew authorizations/visas, (c) all Permits required for installation, testing and commissioning of the wet plant up to and including each Beach Manhole and from each beach manhole up to and including its corresponding Terminal Station, (d) all Permits necessary for the importation and installation of equipment specified in this Contract as to be provided by Contractor or which is necessary for the performance of the Work, and (e) all Permits required for construction, installation, testing and commissioning of land based facilities such as, manholes and hand-holes, cable conduits and sub-conduits, beach manholes and ocean ground beds to
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the extent this is part of the Work.
“Contract Price”
means the price payable to the Contractor by the Purchaser under the Contract as defined in Clause 13.
“Contract Taxes”
means any import tax, duty, levy, charge or custom (including, without limitation, any sales or use tax, VAT, other taxes or octroi duty relating to the Work, imposed or collected by any taxing authority or agency (domestic or foreign).
“Effective Date”
means when Contract becomes binding. Effective Date is upon execution of the Contract. “Equipment”
means all items specified in the Contract which the Contractor is required to provide as required by the Contract, to supply the System.
“Final Acceptance”
means written acknowledgement by the Purchaser that the Work has been completed in accordance with the Contract, in this context “Certificate of Final Acceptance” shall be construed accordingly.
“Force Majeure”
means, all events recognised as such by the United States jurisprudence, as well as events beyond the reasonable control of the Parties assuming customary diligence and without their fault or negligence, including but not limited to acts of GOD, Unworkable Weather , or acts of or failure to act of any governmental authority, undocumented cultural sites! burial grounds, discovery of hazardous materials, ordinances, nuclear waste or minefields in the performance of the Work; trawler or anchor damage caused by other marine activity such as fishing, marine research and marine development, acts of terrorism, war or warlike operations, insurrections or riots, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes (other than strikes of the Contractor own workforce that are not industry-wide stoppages) and customs and permits delays.
“Information”
means information whether written or oral, including but not limited to documentation, specifications, reports, data, notes, drawings, models, patterns, samples, software, computer outputs, designs, circuit diagrams, inventions whether patentable or not and know-how.
“Intellectual Property Rights”
means any patent, registered design, copyright, design right, semiconductor topography right, know-how, or any similar right exercisable in any part of the world and shall include any applications for the registration of any patent or registered designs or similar registerable rights in any part of the world.
“LIBOR”
means the rate per annum (rounded upwards, if necessary, to the nearest hundredth of one percent) appearing on the Reuters “British Bankers Association Interest Settlement Rates” page as the London inter-bank offered rate for deposits in US Dollars for a term of thirty (30) days at approximately 11:00 A.M. (London time) on the due date for the relevant payment.
“Line Segments”
Those parts of the System between Terminal Stations nominated by the Purchaser up to and including all the specific terminal equipment for conditioning the signal to line and all the Submerged Plant but excluding the SONET equipment.
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“LTE”
means Line Terminal Equipment
“Non-Contract Taxes”
means any gross tax, duty or assessment (including gross income, receipt, franchise, excess profits, net worth, capital or capital gains tax), other than Contract Tax, including any tax on doing business or imposed on net or gross income or receipts as well as property or payroll taxes.
“Owner Permits”
means permits required for the operation, administration, maintenance, repair, decommissioning and/or ownership of the System, including but not limited to those permits described as Owner Permits or Purchaser Permits in the Preliminary Permit Matrix or Plan of Work. The Owner Permits include those Permits that by their terms or conditions are required for the operation, administration, maintenance, repair, decommissioning and/or ownership of the System. Owner Permits include: (a) all Access Rights related to ownership; (b) cable landing licenses; (c) crossing agreements with other marine and seabed users such as cable system, pipeline and lease block owners, commercial and subsistence fishing entities, and military exercise/training areas; and (d) occupancy permits for the right of land and seabed ownership, occupancy, and use, easements and/or leases and associated environmental surveys, studies and reports.
“Provisional Acceptance”
means the grant by Purchaser of a Certificate of Provisional Acceptance in accordance with this Contract.
“Provisional Acceptance Date”
means the date of the Certificate of Provisional Acceptance issued by the Purchaser in accordance with the Contract.
“Purchaser”
has the meaning set forth in the Recital.
“Quality Assurance”
means all those planned and systematic actions necessary to provide adequate confidence that a product or service will satisfy the requirements of the Contract.
“Release Certificate”
means a written statement by the Contractor that the Equipment or the System being submitted to the Purchaser for Acceptance validation has been fully tested in accordance with the Contract requirements and conforms to Contract. In this context the term “Release” shall be construed accordingly. Any Release Certificate for any Equipment, component, Line Segment or other portion of the System shall be solely for purposes of satisfying any relevant payment Milestone but shall not be deemed Acceptance thereby for purposes of complying with the Contract.
“Segments”
shall have the same definition as Line Segments.
“SIE”
means SONET Interconnection Equipment.
“Site”
means:
i)	All land and buildings allocated by the Purchaser to the Contractor for the purposes of the Contract
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ii)	All places, including the seabed and foreshore, where the System is installed or to be installed;

iii)	Any cable-ship or other ship used In connection with the Contract.
“Software”
shall mean all the computer programs including but not limited to object code whether in machine readable, optically readable or any other format to be supplied by the Contractor including all third party commercially available software, provided however said third party commercially available software shall be solely subject to the terms in the licenses provided by such third parties.
“Sub-contractor”
means any person, partnership, limited liability company, corporation or other entity with whom the Contractor places a contract or an order for the supply of any equipment, item, service or for any work, associated with this Contract. In this context the term “sub-contract” shall be construed accordingly.
“System”
means the whole of the Spandex System provided between and including the System Interfaces at each of the Terminal Stations at the following locations:
“Base Configuration”
o	Anchorage to Nikiski, Alaska,

o	Homer, Alaska to Florence, Oregon.
“Optional Configuration”
o	Sitka,

o	Juneau

o	Ketchikan
The detailed configuration of the System is contained in Part 2 Technical Specifications.
“System Design Life”
means twenty-five (25) years from the System Provisional Acceptance Date.
“System Interface”
means the input and output that shall be at the System Optical Distribution Frame (including the Distribution Frame itself).
“Terminal Stations”
means buildings housing the Line Terminal Equipment (LIE) and the SIE.
“Unworkable Weather”
For purposes of this Contract “Unworkable Weather” is defined as follows:
1.	during main lay and burial work at least Beaufort [6];

2.	during near shore route survey work at least Beaufort [4];

3.	during deep-sea route survey work at least Beaufort [5];

4.	during route clearance, pre-lay grapnel run and post lay burial at least Beaufort [4]; and

5.	during shore end work at least Beaufort [3].
Notwithstanding the above Beaufort states, the continuation of operations shall be determined at the reasonable discretion of the captain of the vessel (or shore end EIC [Engineer In Charge] in the case of shore end and pre-laid shore ends (PLSE) operations) with due regard to the safety of vessel, equipment, the System and crew. It is recognized that it may be necessary to cease the marine operations in sea conditions lower than those described above (in such case, where the Work is
Confidential Treatment Requested for Certain Portions of this Exhibit stopped by the captain the weather will be considered “unworkable”) and also that it may be possible to continue marine operations in sea conditions beyond these limits if the quality of the operation remains substantially unaffected, (in such case, where the Work is continued by the captain the weather will not be considered “unworkable”).
“Work”
means all tasks and Equipment the Contract requires to be undertaken by the Contractor for the Purchaser.
Confidential Treatment Requested for Certain Portions of this Exhibit

CLAUSE 2. APPLICABLE DOCUMENTS

2.1.	The following documents and all attachments, appendices and annexes listed and attached hereto shall be deemed to form and be read and construed as part of this Contract:
Part 1: Supply Contract.

Part 2: Technical Specification.

Part 3: Price Schedule.

Part 4: Plan of Work.

Part 5: Billing Schedule.

Part 6: System Description.
2.2.	In the event of any conflict between these documents, the order of precedence indicated above shall prevail. Any reference to any of the documents shall be deemed to include any modifications or amendments thereto as may be agreed to by the Parties in writing.
CLAUSE 3. RESPONSIBILITY OF THE CONTRACTOR

3.1.	The Contractor shall be fully responsible to supply the System and to implement the appropriate warranties in accordance with all the terms and conditions contained in the Contract.
3.2.	The Contractor shall assure that the Work shall comply with the requirements pf this Contract notwithstanding that Part 2 (Technical Specification) may not fully define every detail of such requirements.

3.3.	The Contractor agrees to provide the System at the Contract Price. The Contract Price for the System shall not be varied except as provided for in Clause 12 (Variations During Execution).

3.4.	In addition to the requirements for the provision of technical information described in the Contract, the Contractor shall, upon request, provide the Purchaser with such additional technical information in connection with the Contract as the Purchaser may reasonably require.

3.5.	The Contractor shall have made sure that the works, tasks, materials and equipment included in the Work are sufficient for the correct functioning of the System. If any necessary work, task, material or equipment is omitted in Part 2 (Price Schedule), and consequently in Clause 13 (Contract Price) the Contractor shall carry out such work or task or supply such material or equipment at its own cost without any claim being made against the Purchaser.

3.6.	The Contractor shall comply with Part 4 (Plan of Work).

3.7.	The Contractor shall attend at its own expenses such meetings with the Purchaser’s representatives at such times and in such locations as may be required by the Purchaser, to discuss the general progress, any other issues relating to any aspect of the Contract and any revision of Part 4 (Plan of Work) which may become necessary.

3.8.	The Contractor shall be deemed to have notice of and to have fully examined and independently verified the Technical Specifications, the other documents referred to in Sub-Clause 2.1 hereof, and such other materials as the Contractor deems in its experience necessary for performance of the Work as contemplated by the Contract.

CLAUSE 4. TECHNICAL REQUIREMENTS

The Work shall comply with the requirements of Part 2 (Technical Specification), but the Purchaser and the Contractor may mutually agree to make such alterations as may be considered necessary during the execution of the Contract and in accordance with Clause 12 (Variations During Execution).
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CLAUSE 5. COMPLETION DATE

The System shall be completed in time to allow the Certificate of System Provisional Acceptance to be issued on or before December 31, 2008 in accordance with Clause 17 (Acceptance).

CLAUSE 6. LETTER OF PERFORMANCE GUARANTEE

6.1.	In order to guarantee the good and timely execution of all of the Contractor’s contractual obligations hereunder, the Contractor shall provide and maintain in full force and effect a Letter of Performance Guarantee for a value equal to *** of the Contract Price *** for the entire System, *** of the Contract Price from *** until *** and iii) in an amount to be agreed by the Parties equal to the value of the items which are subject to the warranty extension in accordance with sub-clause 18.4 plus an additional *** of such value (not to exceed a maximum of *** from *** *** through the end of any extension of said period in favor of the Purchaser and in the form of an irrevocable and unconditional Bank Guarantee in the format as attached in Appendix 1 (Letter of Performance Guarantee). The Letter of Performance Guarantee shall be issued by a bank rated “A” or better by Standard and Poors. If such Letter of Performance Guarantee is not otherwise extended or replaced at least 30 days prior to the expiration thereof, Purchaser may draw down on such Letter of Performance Guarantee and hold such funds as cash collateral until receipt of a new Letter of Performance Guarantee satisfying the requirements of this Section 6.1.

6.2.	The Letter of Performance Guarantee provided by the Contractor pursuant to Sub-clause 6.1 shall remain in force from *** until *** including any extension of said period in accordance with sub-clause 18.4.

6.3.	In the event of material breach by the Contractor of its responsibilities under the Contract, the Purchaser at its option will have the right, from time to time, to call in all or part of the amount represented by the Letter of Performance Guarantee referred to above as it, in its sole discretion, deems necessary subject only to the terms referred to in the Letter of Performance Guarantee.

6.4.	In addition to the foregoing, the Purchaser shall have the right to take such actions to enforce the remedies provided in the Contract.

CLAUSE 7. QUALITY ASSURANCE

7.1.	Upon reasonable notice of not less than ten (10) days, during normal business hours and in a manner to avoid any disruption of the work on the premises including performance of other contracts, Contractor and its Sub-contractors (having subcontracts or orders in the amount equivalent to *** pr more) shall permit the Purchaser or its designated representatives (other than a competitor of Contractor or an affiliate of a competitor) to carry out the following Quality Assurance activities:
a)	To audit the Contractor’s or such Sub-contractor’s Quality Assurance System and its application to the Work, including, without limitation, manufacture, development, raw materials and components provision;

b)	To inspect all parts of the Work to the extent reasonably practicable to ensure that their quality meets Part 2 (Technical Specification); provided that any notice period shall not be deemed to be a delay hereunder caused by Purchaser.
7.2.	At any time during manufacture and installation, if any part of the Work does not, or will not, comply with the Contract, the Purchaser may reject the same. Upon rejection, the Contractor shall forthwith, at its own expense, rectify the non-compliance in accordance with Part 2 (Technical Specification), Part 6 (System Description) and no additional costs shall be made to the Purchaser in respect thereof. The Contractor shall bear the direct cost, including the Purchaser’s participation, of additional Quality Assurance activities caused by non-conformance of the Contractor. Should Contractor fail to perform the Work necessary to rectify the non-compliance, the Purchaser may perform or cause to be performed the same at Contractor’s expense
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7.3.	No part of the System shall be shipped until a Release Certificate has been issued for it by Contractor in accordance with Part 3 (Technical Specification) and signed by the Purchaser. Such certification shall not be delayed and in any case will be granted within five (5) business days of issuance of the Release Certificate.

7.4.	The factory release of parts of the System in accordance with Part 2 (Technical Specification) (including the execution of any Release Certificate) shall not in any way prejudice any right or remedy which the Purchaser may have against the Contractor, or relieve the Contractor of its liabilities, and in particular it is without prejudice to its obligations relating to the performance of the System under Clause 3 (Responsibility of the Contractor).

7.5.	Any certification given by or on behalf of the Purchaser in respect of any aspect of the Work carried out or proposed by the Contractor, or in respect of any part of the System, shall not relieve the Contractor of any responsibilities under the Contract.

7.6.	The Purchaser shall at all reasonable times have access to the Work in accordance with this Clause 7, and the Contractor shall provide appropriate facilities for such access and for the purpose of inspection and testing. The Purchaser shall also have full access to all plants, offices and work sites of the Contractor and any of its sub-contractors, to enable the Purchaser to inspect the Work and monitor progress, subject to security clearance limitations imposed upon Contractor by a governmental authority or confidentiality agreements with work being performed for other customers. The Contractor shall include in its sub-contracts having subcontracts or orders in the amount equivalent to *** more such provisions as may be necessary to secure this right on behalf of the Purchaser. The Purchaser shall have the right to establish up to two (2) resident representative(s) at the Contractor’s and Sub-contractor’s plants and at all Work sites, and the Contractor shall, if required, make suitable office space, facilities and shipboard accommodation available for such representative(s) at its own expense on a temporary basis. The right of access shall also allow for the Purchaser and/or its representatives (up to a total of two (2) persons) to be aboard the vessel(s) during installation. The Contractor shall not be responsible for costs of the Purchaser or its representatives, except for living expenses on board the vessel which includes one (1) daily telex or fax, all other travel and accommodation costs for the Purchaser or its QA representative shall be for the account of the Purchaser.

CLAUSE 8. DAMAGE TO THE SYSTEM BEFORE PROVISIONAL ACCEPTANCE

8.1.	This Clause applies to all damage (which in this Clause includes destruction and loss) arising from any cause whatever, including Force Majeure.

8.2.	The System shall stand at the risk of and be in the sole charge of the Contractor from the Effective Date up to the date of issuance of the Certificate of System Provisional Acceptance. During this period, the Contractor shall, with all possible speed, remedy to the Purchaser’s reasonable satisfaction any damage occurring to the System. Notwithstanding such damage, the Contractor shall proceed with the execution and completion of the Work in accordance with the Contract, subject to any extension of time for completion agreed under Clause 20 (Delay in System Completion) hereof, and apart from the granting of extension of time to the Contractor, the Purchaser shall not be liable to the Contractor in damages or otherwise arising therefrom.

8.3.	The cost of remedying such damage during this period shall be wholly borne by the Contractor, save that the Purchaser shall pay the Contractor for remedying the damage to the extent that it is caused by the negligence or intentional acts of servants, agents, or contractors (other than the Contractor) of the Purchaser acting in the course of their employment as such.

CLAUSE 9. INJURY TO PERSONS AND DAMAGE TO PROPERTY

9.1.	This Clause applies to all claims, losses, expenses and damages for:
a)	Injuries to or death of any persons; and

b)	Damage to property, other than the System;
which result directly from the activities of the Party (the “Indemnifying Party”), its sub-contractors, or agents in the execution of the Contract.
Confidential Treatment Requested for Certain Portions of this Exhibit

9.2.	The Indemnifying Party shall be liable for all claims, losses, expenses, and damages described in Sub-Clause 9.1 above, and shall indemnify and save the other Party (the “Indemnified Party”) harmless from all such claims, losses, expenses and damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses to the extent that such damage, injury, or death was caused by negligence or willful misconduct of the Indemnifying Party, its subcontractors, employees, or agents.

9.3.	The Indemnified Party shall:
a)	Provide written notice to the Indemnifying Party of all such claims and suits upon the Indemnified Party becoming aware thereof;

b)	permit the Indemnifying Party to assume the sole defense of and to settle such claims or suits, and shall, upon the Indemnifying Party’s request and at the Indemnifying Party’s expense, furnish all information and reasonable assistance to assist the Indemnifying Party in the defense or settlement of the same; provided, however that the Indemnifying Party shall not conclude any settlement that does not include a complete release of the Indemnified Party or that adversely affects the Indemnified Party without the prior approval of the Indemnified Party.
9.4.	The Contractor shall be responsible for the costs of clean-up and other costs resulting from environmental damage which results directly from the activities of the Contractor, its sub-contractors or agents in the execution of the Contract.

CLAUSE 10. INSURANCE

10.1.	Without limiting its obligations and responsibilities, the Contractor shall, prior to the commencement of any work and continuing until Provisional Acceptance, insure to cover its liabilities throughout the Contract at its own expense and at a minimum shall purchase the following cover:
(a)
(i) The Work and any work in progress of every kind required for the execution, testing and completion of the Work including, but not limited to, the completed item to the full value of such Work and any work in progress executed from time to time.

(ii) All appliances, instruments or things of whatsoever nature required in or pertaining to the execution, testing and completion of the Work, constructional plant, the materials and other things brought on to the Site by the Contractor to the full value of such constructional plant, materials and other things, against all losses or damages from whatever cause in respect of all risks including, but not limited to, marine cargo (Note 1), sea bed (Note 2) and war risks (Note 3) arising for which the Contractor is responsible under the terms of the Contract and in such manner that the Purchaser and the Contractor are covered during the period of construction of the Work,

(b)	Against any damage, loss or injury which may occur to any property (including that of the Purchaser) or to any person (including any employee of the Purchaser or agents) as a result of the execution of the Work, and

(c)	Against damages or compensation payable under statute or at law in respect, or in consequence of any accident, or injury to any person in the employment of the Contractor or any Sub-contractor, and the Contractor shall indemnify and keep indemnified the Purchaser against all such damages, compensation, claims, demands, proceedings, costs, charges and expenses, whatsoever in respect thereof at its own expenses.
The total prices contained in Part 3 (Price Schedule) shall include any premium amounts paid or to be paid by the Contractor for the insurance coverage hereinabove stated.
Note 1 Marine Cargo or equivalent coverage is required to protect against all risks of physical loss or damage to the cable, repeaters, branching units, terminal equipment and other equipment to be included in the System (other than War Risks) beginning with the date when each such equipment is ready for shipping and ending when the cable, repeaters and branching units are placed over-side the cable laying vessel and when the terminal equipment is delivered to the Terminal Stations.
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Note 2 Sea Bed or equivalent coverage is required to protect against all risks of physical loss or damage to the equipment described in (1) above (other than War Risks) from the time coverage under (1) above ends until Provisional Acceptance.
Note 3 War risks or equivalent coverage is required to protect against damage to, seizure by and/or destruction of the System by means of war, piracy, takings at sea and other warlike operations until the issuance of the Certificate of Provisional Acceptance.
10.2.	Upon the issuance of each policy relative to such insurance and not later than thirty (30) days prior to each renewal thereof, the Contractor shall furnish the Purchaser with evidence acceptable to the Purchaser that the relevant premiums have been paid and that the said policy is and will continue to be in full force. Each policy shall provide that no cancellation or material change shall be effective until at least 60 days after being mailed to the Purchaser and other loss payees.

10.3.	If the Contractor fails to effect and/or keep in force or allow to lapse any of the insurance specified in Sub-Clauses 10.1 and 10.2 hereof, the Purchaser may, without prejudice to any other rights they may have under the Contract, effect and keep in force any such insurance and pay the premium due or to take out new insurance’s satisfactory to them, in which event any sums so paid by the Purchaser shall become immediately due and payable by the Contractor to the Purchaser. In the event such lapse occurs Contractor shall immediately provide notice to the Purchaser.
Should the Contractor fail to make the payment within thirty (30) days of receipt of request for such payment, the Purchaser may then deduct the amount of the requested payment from any monies that are, or may become due to the Contractor, or recover the same as a debt due from the Contractor.
10.4.	The Contractor shall comply with all terms and conditions and guarantees contained in all policies affecting the foregoing insurance and shall ensure that its insurance brokers and/or insurers give to the Purchaser such information in relation thereto which may be relevant to such insurance as the Purchaser may reasonably request.

10.5.	The Purchaser shall be entitled to certificates relative to the foregoing insurance providing satisfactory evidence that the same are in full force and effect. Each policy shall name the Purchaser, any lender to the Purchaser and their respective representatives and agents as additional insureds under such policy.

10.6.	All parties shall waive any right of subrogation of the insurers against the Purchaser, any lender to the Purchaser, all additional insured’s and their respective officers and agents.

CLAUSE 11. SUSPENSION

11.1.	The Purchaser may, at its absolute discretion, order the Contractor to suspend all or part of the Work for such period of time as the Purchaser determines to be appropriate.

11.2.	If, as a result of such suspension of Work, the Contractor incurs additional costs, or suffers loss in the discharge of its responsibilities under the Contract, then the Contractor shall be allowed to recover an amount equal to the costs and/or losses from the Purchaser, provided that:
a)	Such costs or losses could not have been reasonably prevented by the Contractor,

b)	In the event of Suspension the Contractor shall submit to the Purchaser within thirty (30) days of the commencement of the Suspension a detailed claim setting forth the costs or losses borne and anticipated to be borne as a result of the Suspension (based on timeframes provided by the Purchaser), supported by sufficient evidence to enable it to be validated, and

c)	Within thirty (30) days of the end of a Suspension, the Contractor shall submit to the Purchaser, a finalized detailed claim setting forth the costs or losses borne as a result of the Suspension, supported by sufficient evidence to enable it to be validated, and

d)	The suspension was not caused by the default or negligence of the Contractor.
Confidential Treatment Requested for Certain Portions of this Exhibit

11.3.	The Contractor shall be allowed an equitable extension in the time required for performance of any suspended work or such longer or shorter period as may be mutually agreed, provided that the suspension was not caused by the default or negligence of the Contractor.

11.4.	If a suspension(s) not caused by Contractor continues for a cumulative total of one hundred and twenty (120) days of total suspension, either Party shall have the right to terminate the Contract; if caused by Contractor, such right shall be in addition to any other right of the Purchaser hereunder.

11.5.	Contractor shall be entitled to immediately suspend performance of the Work under this Contract in the event Billing Milestone 0 is not paid to Contractor within five (5) days following the Effective Date. In the event that Purchaser defaults on any of its other payment obligations, subject to Purchaser’s rights to object to an invoice pursuant to Clause 15.2.5, and does not cure such default within a period of thirty (30) days after receipt of written notice via e-mail or facsimile demanding cure, Contractor may, at its option, elect to suspend Work under this Contract (“Suspension”).

CLAUSE 12. VARIATIONS DURING PERFORMANCE

12.1.	This Clause shall not apply to variations as a result of Purchaser electing to purchase the Optional Configuration. The Purchaser and the Contractor may mutually agree in writing to make any variations to the provisions of the Contract as may be considered necessary during the performance of the Work.

12.2.	In accordance with the forgoing, the Purchaser may instruct the Contractor to vary the Work, provided that such variations:
a)	Shall not in total increase or diminish the Contract Price by more than ***

b)	Are provided in writing; and

c)	Shall be implemented within the time allowed in the Contract for the completion of the Work as the Parties may agree, or the parties mutually agree in writing to an extension of time for performance.
12.3.	The effect of such variations on the Contract Price will be determined as follows:
a)	If the variations concern only quantities of equipment or services for which a unit price or rate is indicated in Part 2 (Price Schedule), the unit price or rate as the case may be shall be applied to Clause 13 (Contract Price).

b)	If the subject of the variations is not covered by a unit price or rate in Part 2 (Price Schedule), the Contractor shall satisfy the Purchaser that the proposed adjustment is fair and reasonable and shall provide such evidence as the Purchaser may reasonably require to this end.
12.4.	The Contractor shall be entitled to a Contract Variation under Sub-clause 12.1 with respect to the Contract Price and schedule if it is in relation to any of the following circumstances or matters:
a)	changes in the Base Configuration or the Optional Configuration based upon the route survey report and desk top study agreed to by the Parties;

b)	as a result of the Purchaser electing the Optional Configuration as set forth in Clauses 12(A) and 12(B) below;

c)	as a result of the Purchaser electing any options shown under Part 3a Section 6 by the stated exercise dates;

d)	as necessary to comply with laws not in effect as of the Effective Date as set forth in sub-clause 13.3;

e)	as required as a result of failure by the Purchaser to meets it obligations as set forth in sub-clause 20.2 and 20.3;

f)	as a result of a change to the Technical Specifications as set forth in Clause 4 (Technical Requirements); or,

g)	as a result of a Suspension as set forth in Clause 11 (Suspension).
CLAUSE 12(A) and (B) ELECTION OF OPTIONAL CONFIGURATION AND OPTIONAL SYSTEM
Confidential Treatment Requested for Certain Portions of this Exhibit

UPGRADES
12(A) OPTIONAL CONFIGURATION
1.	The Purchaser has the option of extending the System by selecting the Optional Configuration. The Optional Configuration is more fully described in Parts 3 and 6 of this Contract.

2.	The Purchaser may exercise the Optional Configuration at any time from the Effective Date until May 31, 2008 by providing written notice of such exercise to the Contractor.

3.	The price of the Optional Configuration is as set forth in Part 3b.

4.	The associated billing schedule and plan of work to implement the Optional Configuration shall be determined at the time of election. The completion date for the Optional Configuration is September 20, 2009 if elected on or before May 31, 2008 subject to manufacturing availability at the time of election.
12(B) OPTIONAL SYSTEM UPGRADES
1.	The Purchaser may upgrade the Spandex Cable System from time to time in accordance with this sub-clause 12(B).The Purchaser shall inform the Contractor of its desire to upgrade the Spandex Cable System. The Parties will execute a Contract Variation which will include a pricing schedule and plan of work for each specific upgrade which will be mutually agreed upon both by Parties at the time of election.

2.	The representative per wavelength pricing depicted in Part 3a Section 7 will remain valid for the first two (2) years following the Provisional Acceptance Date of the Spandex Cable System. After said period the applicable upgrade pricing shall not be higher than the prevailing market prices and shall be agreed upon by the Parties.
CLAUSE 13. CONTRACT PRICE

13.1.	Contract Price

The “Contract Price” is set forth in Part 3 (Price Schedule).

13.2.	Taxes, Levies and Duties
13.2.1.	The Contract Price shall exclude all taxes, duties, levies and fees that may be imposed or levied in connection with the Work. Taxes incurred by the Contractor in the countries where the System is installed in respect of its personnel and Sub-contractors including but not limited to business income tax, income tax, pay-roll tax, and other Non-Contract Taxes, contributions and levies that may be levied on the Contractor or the personnel, local agent or site office of the Contractor shall be payable by the Contractor. Contract Taxes shall be payable by the Purchaser.

13.2.2.	The Purchaser shall be responsible for the payment of Contract Taxes to the authorities in the relevant countries. However, if the Contractor is required by the Purchaser or any authority to pay such amounts it will be reimbursed by the Purchaser in U.S. Dollars (in case of payment of such taxes in other currency, by applying the conversion rate used upon importation or original tax payment):
a)	Within *** after the receipt of the invoices by the Purchaser supported by appropriate documentation; this invoicing will take place in accordance with Sub-Clause 15.2 below; or

b)	When required by the applicable laws in the relevant countries. The Purchaser agrees to be the importer or exporter of record, or to designate an importer or exporter of record /consignee on its behalf. The third party designee contact info must be provided to and approved by the Contractor
The Contractor shall, if required, provide the fiscal and billing documentation to allow the Purchaser to be compliant with the international and local fiscal laws and regulations.
Confidential Treatment Requested for Certain Portions of this Exhibit

13.2.3.	The Contractor shall use reasonable efforts to have all supplies made exempt from all taxes, custom duties or other applicable levies, fees, charges and duties related to the importation or installation in the countries where the System is installed.

13.2.4.	Notwithstanding the above, should the Purchaser become aware of any areas of exemption from the above referenced taxes, duties, levies or charges, then the Purchaser shall identify these areas to the Contractor.
13.3.	Change of law

Change of any law except those affecting Contract Taxes which occur prior to execution of the Contract by the parties shall not affect Clause 13 (Contract Price). Change of any law which occurs following Contract execution and which result in a change to the Contract Price or the Contract will be treated as a Variation During Performance (Clause 12). In any case, the Contractor shall not claim ignorance of the laws and regulations of each country concerning this provision.
13.4.	Withholding tax

The Contractor shall be responsible for any Non-Contract Tax that might be incurred by the Contractor in the countries where the System is installed as a result of incomes or revenue obtained by the Contractor arising from and/or in connection with the present Contract. If withholding for Non-Contract Taxes are payable by the Purchaser in these countries, the Purchaser may withhold such sums after giving written notice to the Contractor. The Purchaser shall provide to the Contractor, as soon as reasonably practicable but no later than one month following receipt by it of the official tax receipt for any tax which is retained from any payment due to the Contractor or for any tax which is paid on behalf of the Contractor.

CLAUSE 14. ASSIGNMENT AND SUB-CONTRACTED WORK

14.1.	The Contractor and Sub-contractors are listed in Appendix 2.

14.2.	The Contractor shall not, without prior written consent of the Purchaser, assign the Contract or sub-contract any significant part of the Work, or assign, mortgage, charge or encumber any benefit whatsoever arising or which may arise under the Contract. Such assignment or sub-contracting may only be consented to by the Purchaser in writing in their absolute discretion in so far as the laws and regulations applicable in the countries of the Purchaser so permits. In any event, the Contractor shall not be relieved of the responsibility under the Contract for such parts of the Work which are sub-contracted and the Contractor shall be responsible and liable for the acts or defaults of any Sub-contractor or their employees, servants and agents, as fully as if they were the acts or defaults of the Contractor or the Contractor’s employees, servants and agents.

14.3.	The Contractor shall ensure that any Sub-Contracts entered into by the Contractor shall contain such provisions of this Contract as should be made applicable to such Sub-contracts.

14.4.	Any assignment, mortgage, charge, encumbrance or Sub-contract in contravention of this Clause shall, as against the Purchaser, be void and of no effect, and may be ignored by the Purchaser.

14.5.	The Contractor shall protect, defend, indemnify and keep indemnified the Purchaser against all claims, demands, actions, suits, proceedings, writs, judgment, orders, decrees, damages, losses and expenses suffered or incurred by them arising out of or related to such assignment, mortgage, charge, encumbrance or Sub-contract.

14.6.	Any change of any significant Sub-Contractor, in particular those listed in Appendix 2, during the execution of the Work shall need the prior written consent of the Purchaser.

14.7.	Purchaser may assign this Contract to any person or entity, provided that Purchaser shall not be released from its obligations hereunder provided further that Contractor, at its sole discretion, may reject any assignment which would increase the Contractor’s tax exposure or risk.

14.8.	Nothwithstandlng 14.7, Purchaser and any such assignee shall be permitted to assign this agreement for collateral purposes to any lender providing financing for the System and Contractor shall enter into a direct agreement or consent to assignment in favour of such lender containing customary terms and conditions.
Confidential Treatment Requested for Certain Portions of this Exhibit

CLAUSE 15. TERMS OF PAYMENT

15.1.	Billing Schedule

The Billing Schedule is given in Part 5 (Billing Schedule).

15.2.	Billing Procedures

15.2.1. The Contractor shall render all invoices together with supporting documents to Purchaser. The addresses are as follows:

Purchaser	With a copy to :Purchaser
Attention: Anand Vadapalli	Attention: Nancy VanVleck
Sr. Vice President — Network & IT	Director of Treasury
600 Telephone Avenue Anchorage	600 Telephone Avenue
AK 99503 USA	Anchorage AK 99503 USA
Tel: +1-907-564-3335	Tel: +1-907-564-1024
Fax: +1-907-297-3052	Fax: +1-907-564-1329
15.2.2.	Invoices shall reach Purchaser not more than once each month and by the 10th calendar day thereof, for acknowledgement of the invoices on the 10th of the month or on the following working day if the 10th is not a working day in Purchaser.

15.2.3.	Invoices shall be submitted in 2 signed copies in a format as provided in Exhibit B (Invoice Format). The invoices shall show the total prices and the relevant Billing milestone(s) billed in accordance with Part 5 (Billing Schedule). The amount due by the Purchaser to the Contractor on each such invoice shall be computed in accordance with the Billing Schedule and the amount payable by each entity of the Purchaser shall be clearly stated in each invoice. Each invoice shall be accompanied by a Contractor’s Certificate in a format as provided in Exhibit C (Contractor’s Certificate) acknowledging that the Work described in the invoice has been performed in accordance with the Contract and Billing Schedule..

15.2.4.	No invoice shall be submitted claiming payment earlier than that set out in Part 5 (Billing Schedule).

15.2.5.	An invoice shall be deemed to have been accepted for payment if the Purchaser does not present a written objection [within fifteen (15) days of receipt of invoice].

15.2.6.	In the event that the Purchaser objects to an invoice, the Purchaser and the Contractor shall make every reasonable effort to settle promptly the dispute concerning the invoice in question.

15.2.7.	Timing of Billing
a)	The Contractor shall bill according to the Part 5 (Billing Schedule).

b)	Contract variations agreed in accordance with Clause 12 (Variations During Execution) above shall be billed as agreed in each Contract variation.
15.2.8.	The Contractor and the Purchaser will execute and deliver an Escrow Agreement for disputed payments, in a form substantially similar to that in Exhibit A within thirty (30) days of the Effective Date.
15.3.	Payment Procedures

The full amount owed shall be paid within *** days of the date the respective invoice is received by the Purchaser. Undisputed amounts shall be paid to the Contractor as defined in 15.3.2 below. Any disputed amounts shall be paid to the Escrow Account. The payment for BMO Billing Milestone 0 set forth on the Billing Schedule shall be paid to the Contractor within five (5) days of receipt of invoice.
15.3.1.	Any undisputed amount not paid when due will bear late-payment interest from the due date until the date of payment at a rate equal to **” percent per month.
Confidential Treatment Requested for Certain Portions of this Exhibit

15.3.2.	All amounts due to the Contractor in respect of this Contract shall be paid in the name of Tyco Telecommunications (US) Inc., as applicable, to the following Bank Account:

Bank name	***
Bank address

SWIFT:	***
Account Name:
Account Number:	***
ABA#	***
CLAUSE 16. TRANSFER OF TITLE

16.1.	Title to the Equipment related to the System shall vest in the Purchaser upon delivery of any such Equipment to the first carrier for transportation to the appropriate landing site. The title and risk of loss of the System shall be transferred to the Purchaser as and when the Certificate of System Provisional Acceptance is issued in accordance with Sub-Clause 17.5.5.

The transfer of title of the Equipment relating to the System shall not absolve or release the Contractor from its obligations and its liabilities under the Contract. The Contractor shall be deemed the bailee of any such Equipment and shall remain liable therefor and shall bear the risk of loss or damage thereto until Provisional Acceptance for all Equipment delivered at Provisional Acceptance and for equipment undelivered at Provisional Acceptance until when delivered and accepted at the relevant site of delivery or otherwise nominated by the Purchaser for storage.

16.2.	Upon transfer of title to the Purchaser of the System upon Provisional Acceptance, the Contractor warrants that the System is free from valid liens, encumbrances and security interests arising by and through the Contractor and/or under its Government’s rules and regulations.

CLAUSE 17. ACCEPTANCE

17.1.	General

Acceptance shall be in two (2) stages which are as follows:
a)	Provisional Acceptance of the System, and

b)	Final Acceptance.
The System will be accepted as a whole in accordance with Part 2 (Technical Specification) and the Billing Milestone criteria for Provisional Acceptance as detailed in Part 5 (Billing Schedule).

17.2.	Acceptance Tests Program

At least four (4) months before the planned date of the start of the acceptance testing of the System, the Contractor shall submit to the Purchaser for approval a test program and an Acceptance Handbook designed to prove that the Segment and the System will operate in accordance with the requirements of the Contract together with a list of equipment the Contractor intends to use for the conduct of the Provisional Acceptance Tests, as detailed in Part 2 (Technical Specification) and Part 6.

The provision of any item of Equipment required for Acceptance Testing in addition to that supplied by the Contractor for the satisfactory operation and maintenance of the System or part thereof shall be the responsibility of the Contractor.

17.3.	Acceptance Tests

In order to determine the acceptability of the completed System, the Contractor shall carry out tests in accordance with Part 2 (Technical Specification).

17.4.	Purchaser’s Tests

The Contractor shall provide three (3) weeks advance notice in order for the nominated Purchaser’s representatives to be available to witness the Acceptance Testing of the System.
Confidential Treatment Requested for Certain Portions of this Exhibit

The Contractor shall make the System or any part thereof available to the Purchaser for testing in accordance with Part 2 (Technical Specification).

The Provisional Acceptance test results duly certified in respect of tests satisfactorily completed, shall be provided by the Contractor. Three certified copies shall be supplied to the Purchaser and one copy shall be retained by the Contractor.

17.5.	Notice of Acceptance or Rejection
17.5.1.	Within thirty (30) days of receipt of the Provisional Acceptance Tests report, the Purchaser shall give notice to the Contractor that it:
a)	Proposes to issue a Certificate of Provisional Acceptance in accordance with Clause 17.5.4 here-below; or

b)	Does not propose to issue a Certificate of Provisional Acceptance, but is prepared to issue a Certificate of Commercial Service in accordance with Clause 17.6 here-below; or

c)	Does not accept the Segment or the System, nor proposes to put it into Commercial Service in its existing condition.
17.5.2.	On receipt of a notice pursuant to Sub-Clause 17.5.1 hereinabove, the Contractor may make representations to the Purchaser in explanation of disputed results of the Provisional Acceptance Tests and the Purchaser may, if satisfied as a result of that explanation, issue a fresh notice pursuant to Sub-Clause 17.5.1 hereinabove which shall be deemed to have been issued on the date of the original notice under Sub-Clause 17.5.1.

17.5.3.	In case of rejection, and if the explanation by the Contractor foreseen in Sub-Clause 17.5.2 here-above is not accepted by the Purchaser acting reasonably, the Contractor shall carry out the necessary corrective actions and will effect a new series of tests on the rejected equipment. After receipt of the results, the Purchaser will be granted a new period of thirty (30) days to analyse the new results and the provisions of Sub-Clause 17.5.1 shall apply from the date the Purchaser receive these latest results. Any such re-work or re-testing shall be at the cost of the Contractor.

17.5.4.	When the System has been completed in accordance with Part 2 (Technical Specification) and other requirements of the Contract, Purchaser shall issue a Certificate of Provisional Acceptance and the System shall vest in the Purchaser.

17.5.5.	The Certificate of Provisional Acceptance may be unqualified or may have annexed to it a deficiency list that does not affect the normal operation and maintenance of the System in compliance with the requirements of the Contract and the timetable for the remedy of such outstanding items.

17.5.6.	The Contractor shall as soon as practicable remedy the deficiencies indicated in all such listed items, in accordance with the timetable annexed to the Certificate of Provisional Acceptance, so as to ensure full conformance with the requirements of the Contract and so long as any such items are outstanding, the Contractor shall continue to carry the risk in respect of those items. Until all items on the Deficiency List have been rectified to the Purchaser’s reasonable satisfaction, Purchaser is entitled to withhold payment of such amounts of the Contract Price as mutually agreed upon by the Purchaser and Contractor, with each acting reasonably, as the value of the Deficiency List items to be made good by the Contractor plus an additional “*” of such value.

17.5.7.	As from the date of System Provisional Acceptance, the Purchaser shall assume the risk in respect of all parts of the System (except as mentioned in Sub-Clause 17.5.6 and 17.6 below) and responsibility for its maintenance.
17.6.	Commercial Service
17.6.1.	If the Contractor has not demonstrated the required results with respect to the results of the Provisional Acceptance Tests but Purchaser nevertheless wishes to put a part of or the whole System into Commercial Service then, provided the Contractor so agrees, it may proceed with the issuance of a Certificate of Commercial Service with respect to a Segment or the System.
Confidential Treatment Requested for Certain Portions of this Exhibit

17.6.2.	Upon the issuance of a Certificate of Commercial Service, such Segment or the System as the case may be shall be deemed to be accepted for commercial use.

17.6.3.	The Certificate of Commercial Service shall have annexed to it an agreed list of all outstanding items and deficiencies to be made good by the Contractor and the timetable for the remedy of such outstanding items and deficiencies.

17.6.4.	The Contractor shall as soon as practicable remedy the deficiencies indicated in all such listed items, within the period provided in the timetable annexed to the Certificate of Commercial Service, so as to ensure full conformance with the requirements of the Contract and so long as any such items are outstanding, the Contractor shall be responsible for the maintenance of such items.

17.6.5.	When the deficiencies referred to in Sub-Clause 17.6.4 hereinabove have been remedied, the Purchaser, at its sole discretion, may repeat part or all of the Provisional Acceptance Tests or request the Contractor to do so (at the Contractor’s cost) and if results satisfy the requirements of the Contract, then it will issue a Certificate of Provisional Acceptance in accordance with Sub-Clause 17.5.

17.6.6.	The issuance of a Certificate of Commercial Service shall in no way relieve the Contractor from its obligation to provide a System conforming with Part 2 (Technical Specification) and other requirements of this Contract and, in particular, any deterioration in the performance of the System resulting in a deviation from Part 2 (Technical Specification) occurring between the date of issuance of that Certificate of Commercial Acceptance and the date of issuance of a Certificate of Provisional Acceptance shall be made good at the expense of the Contractor.
17.7.	Final Acceptance
17.7.1.	At the end of and no later than sixty (60) days after the later of *** following System Provisional Acceptance and the satisfactory completion of the Final Acceptance tests, defined in Part 2 (Technical Specification), and provided that the Contractor has fulfilled its commitments under the Contract, the Purchaser shall issue a Certificate of Final Acceptance.

17.7.2.	The issuance of a Certificate of Final Acceptance shall not be unreasonably withheld or delayed, but in the event that a pattern of failure or pattern of degradation develops that is likely to cause the System to fail to meet the requirements of the Contract or such other performance levels agreed upon by the Purchaser over the twenty five (25) year design life of the System, Final Acceptance may be withheld until it can be demonstrated that such failures should not continue. In such event, the validity of the Performance Guarantee provided for under Clause 6 shall be extended until the Certificate of Final Acceptance is issued.

17.7.3.	The Certificate of Final Acceptance will not apply to those parts which may have been replaced during the warranty period or to those parts having been the subject of an extension of warranty according to the provisions of Sub-Clause 18.4 hereof.

17.7.4.	At the discretion of the Purchaser, the Final Acceptance tests program may consist of a repetition of a part or the whole of the tests of the Segment Provisional Acceptance Test program.

17.7.5.	The Purchaser reserves the right to dispense with the Final Acceptance tests.
17.8.	Costs of Acceptance

All expenses incurred by the Contractor (including testing apparatus and technical staff) in the execution of the Acceptance procedures defined in Part 2 (Technical Specification) shall be borne by the Contractor.

CLAUSE 18. WARRANTY

18.1.	The Warranty Period shall commence on the Provisional Acceptance date and continue for a period of *** (the “Warranty Period”).
Confidential Treatment Requested for Certain Portions of this Exhibit

18.2.	During the Warranty Period, the Contractor warrants that the System, including its spares, shall conform fully, over the twenty-five (25) years design life, to the requirements of the Contract or such other performance levels agreed upon as acceptable by the Purchaser and that no pattern of failure or pattern of degradation shall have developed that is likely to cause the System to fail to meet the requirements of Part 2 (Technical Specification) over the twenty-five (25) years design life.

18.3.	a) The Contractor shall perform any repair required to restore the System to the requirements of the Contract or such other performance levels agreed upon by the Purchaser, if the System should fail to meet such requirements at any time during the Warranty Period or has developed a pattern of failure or pattern of degradation that is likely to cause the System to fail to meet such requirements. However, the Purchaser may elect, at their sole option, to make repairs, including at sea repairs which are covered by the warranty. Any equipment discovered to be defective or faulty and recovered during a warranty repair shall be returned to the Contractor at his request and at his expense. The Contractor shall reimburse the Purchaser for the reasonable cost of such repairs within sixty (60) days from receipt of a relevant notice issued by the Purchaser providing reasonable supporting documentation. The Contractor shall be entitled to have a representative on board ship to observe at sea repairs. Such repairs by the Purchaser shall not in any way diminish the Contractor’s obligations under the warranty period except to the extent such repair is not in accordance with Part 3 (Technical Specification), Part 6 (System Description), or generally accepted methods of procedure for repair activities. In the event Contractor believes that a repair has not been made in accordance with Part 3 (Technical Specification), Part 6 (System Description), or generally accepted methods of procedure for repair activities, Contractor shall provide reasonable evidence that such repair was not performed in accordance with the foregoing. b) The Contractor shall bear the total cost of each warranty repair required during the warranty period. This cost shall include, but shall not be limited to, the cost of any vessels and/or any costs arising from burial or reburial, the components, equipment or materials requiring replacement, the cost of any additional equipment necessary to effect the repair, the cost of making the repair, the cost of labour and engineering assistance or development required to make the repair and all associated costs such as but not limited to shipping and customs and services that may be required to make the repair.

18.4.	Any defective part repaired or replaced during the Warranty Period shall itself be subject to a further warranty of an additional *** or the balance of the original warranty period, whichever is greater. In no instances shall the Warranty Period be greater than *** ; in total except as provided for in sub-clause 18.5.

18.5.	If during the Warranty Period, defects are found on repeated occasions in any part or parts of the System or if a pattern of failure or pattern of degradation is likely to cause any part or parts to fail to meet the specified requirements over the twenty-five (25) years design life, such part or parts shall not be repaired but shall be replaced by new part(s) at the request of the Purchaser, including all the appropriate spares. In the event a pattern of failure or degradation or design life failure has been identified during the warranty period, the Parties shall mutually agree on a plan to correct such failures which may include an extension of the warranty for such affected parts of the System.

18.6.	In addition, the Contractor shall pay to the Purchaser all the out of pocket expenses (if any) incurred by the Purchaser in testing or examining any part of the System for the purpose of or in connection with this Clause or in or about or in connection with the making good, replacing or repairing any part of the System to the extent such part is found to bear a warranty defect. For the avoidance of doubt, these expenses shall not include routine system maintenance efforts undertaken by the Purchaser.

18.7.	The Contractor shall make every reasonable effort to minimize the period of time during which the System is out of service for repairing and testing. For failures or any situations which cause or risk to cause an outage of the System, the Contractor undertakes to initiate a corrective intervention immediately but in any case no later than two (2) days after receipt of a notice from the Purchaser.

18.8.	The Contractor shall effect all repairs of the System through the use of repair materials supplied by it. However, the Contractor with the prior agreement of the Purchaser, may use the materials needed to effect a repair from the Purchaser’s available spare materials, components or equipment. The Contractor shall replace, in kind, such material supplied from the Purchaser’s spare stock or, at the option of the Purchaser, reimburse the Purchaser for the original price to them of such materials. The replacement of, or reimbursement for, such materials shall be made at a time mutually agreed upon by the Purchaser and the Contractor, but in no event shall the replacement or reimbursement be delayed beyond such time as the Purchaser’s actual spare stock of such materials falls below *** *** of
Confidential Treatment Requested for Certain Portions of this Exhibit the Purchaser’s established stock level for such materials.

18.9.	The repair or replacement of any faulty unit or equipment includes the delivery to the Purchaser of a descriptive report of the fault found and, when appropriate, of the repair carried out on such faulty unit or equipment.

18.10.	The maximum period for repair of the units (including shipping and customs clearance) shall be as defined in Part 2 (Technical Specification).

18.11.	Defects or failures of performance which result from (a) damage caused by acts or omissions of the Purchaser or its agents, employees, or representatives or third parties, (b) or which result from modifications, (c) failure to maintain System in accordance with Part 3 (Technical Specification), Part 6 (System Description) Section [XX] (Descriptive Handbooks Contents), (d) from accident, repair or storage by other than the Contractor or its subcontractors, agents, employees or representatives are not covered by the Warranty. The Contractor shall work promptly to remedy any defect or failure even if suspected to arise from a), b), c), or d) above and shall not postpone its action until it is confirmed where the defect or failure originates from. If this Clause is applied, and a specific defect or failure of a specific piece of Equipment in the System is agreed not to be covered by Warranty because of a), b), c), or d), the Contractor claim about Warranty shall be limited to this specific event on the relevant specific piece of Equipment and Purchaser shall promptly pay Contractor for the price of the repair and maintenance services provided. In any case, if the defective material is not submitted to the Contractor for analysis, one of a), b), c) or d) shall be deemed to apply.

18.12.	THE FOREGOING WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WHICH ARE SPECIFICALLY DISCLAIMED. THE PURCHASER’S SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIMS FOR DEFECTS OR DEFICIENCY IN THE SYSTEM OR FOR IMPERFECT WORKMANSHIP, FAULTY DESIGN OR FAULTY MATERIAL SHALL BE THE RIGHTS AND REMEDIES AS SET FORTH IN THIS CONTRACT.

CLAUSE 19. LONG TERM SUPPORT

19.1.	The Contractor undertakes to provide technical support including repair of any unit which is sent to it for that purpose during the System Design Life.

19.2.	The Contractor undertakes to supply, under reasonable technical and commercial conditions, during the System Design Life as from the date of Provisional Acceptance any spare part, replacement equipment or any additional equipment, with characteristics equal or equivalent to those of the equipment proposed and any relevant training courses which may be necessary for the maintenance of the System.

19.3.	The applicable prices during the [two years following System Provisional Acceptance Date will be the prices included in Part 3 (Price Schedule)] duly revised through a formula in which *** of the price will be fixed and *** of the same will be re-adjustable according to price indices submitted by the Contractor. The readjustment will not exceed *** per year. This Sub-Clause does not apply to the pricing for upgrades included in Part 3 Price Schedule for which there shall be no positive adjustment.

19.4.	For the following years after the aforementioned Period and up to the completion of the System Design Life for long term support, the applicable prices shall not be higher than the prevailing market prices and shall be agreed upon by the Parties.

19.5.	Notwithstanding the above, for upgrade or expansion of the System, the applicable prices shall not be higher than the prevailing market prices and shall be agreed upon by the Parties.

19.6.	At least one year prior to the expiry of the aforementioned period, the Contractor must inform the Purchaser of the list of the items of equipment that it intends to stop manufacturing. Throughout the System Design Life, the Contractor shall use reasonable efforts to give a minimum of twelve (12) month’s notice of products/parts for which the Contractor plans to cease manufacture. This does not relieve the Contractor of its responsibilities detailed above.

19.7.	Lifetime Repairs Out of Warranty
Confidential Treatment Requested for Certain Portions of this Exhibit

19.7.1.	Throughout the System Design Life and after the Warranty Period, the Contractor shall accept any faulty unit for repairs at fixed cost.

19.7.2.	The cost of normal repair of any unit/sub-unit of equipment manufactured by the Contractor shall not exceed *** price of the unit/sub-unit for all the Terminal Station Equipment *** price for the Submerged Plant.

19.7.3.	Turn around time for repair of faulty units shall not exceed the times given in Part 2 (Technical Specification) Annex 5.1.

19.7.4.	If the Contractor delays the return of the repaired equipment, then the Contractor relevant payment shall be reduced by *** of the repair cost of the item per week/part of the week so delayed, up to a cumulative maximum *** weeks.
CLAUSE 20. DELAY IN SYSTEM COMPLETION

20.1.	Subject to the provisions in Clause 11 (Suspension), Clause 12 (Variations During Execution) Sub-Clause 20.2, the Contractor shall complete the supply and installation of the System by the Completion Date.

20.2.	If the execution of the Work shall, without the default or negligence on the part of the Contractor, be delayed by reason of any event of Force Majeure or by reason of Purchaser’s failure to perform its obligations, as defined in Clause 40 (Purchaser’s Obligations) and subject to Sub-Clause 20.3 the Contractor shall be entitled to such reasonable extension of time for contract performance as the parties may agree, without any financial claim by the Contractor against the Purchaser. In the case of Purchaser’s failure to perform its obligations, as defined in Clause 40 (Purchaser’s Obligations), Contractor shall be entitled to compensation from the Purchaser for any additional costs reasonably incurred.

20.3.	The Contractor shall inform the Purchaser promptly with written notification, and in all cases within fourteen (14) calendar days, of discovery and knowledge of any occurrence covered under Sub-Clause 20.2. Within thirty (30) days of receipt of such a notice from Contractor, the Purchaser shall provide a written response. The Contractor shall promptly provide an estimate of any additional time required to complete the Work. In the case of Purchaser’s failure to perform its obligations, as defined in Clause 40 (Purchaser’s Obligations), Contractor shall also provide an estimate of any anticipated additional costs, required to complete the Work as soon as reasonably practicable after the actual costs become known to the Contractor, the Contractor shall provide a statement of such actual costs to the Purchaser, Thereafter, the Purchaser shall reimburse the Contractor for the actual costs incurred by the Contractor against submission of corresponding invoices in accordance with Clause 15 (Terms of Payment).

20.4.	If the System is not completed in accordance with Clause 5 (Completion Date) or by the end of the period of extension provided under Clause 11 (Suspension), Clause 12 (Variations During Execution), Sub-Clause 20.2, or as otherwise expressly agreed, the Contractor shall pay to the Purchaser by way of liquidated damages and not as a penalty an amount not exceeding *** of the Contract System Price and calculated as follows:
*** of the Contract Price per calendar day between the Completion Date or the end of any period of extension agreed upon under Clause 11 (Suspension), Clause 12 (Variations During Execution) or Sub-Clause 20.2 and the date of receipt of the Acceptance Test Results which have led to the issuance of the Certificate of Provisional Acceptance.
20.5.	Liquidated damages applied in accordance with Sub-Clause 20.4 shall be paid by the Contractor within sixty (60) days from the date of notification by the Purchaser of the application of such damages.

20.6.	Should the Contractor default in the payment of liquidated damages applied under the terms of this Clause, the Purchaser shall have the right to obtain compensation by making deductions from any payments due or to become due to the Contractor and/or by recovering such sums as a debt or by forfeiture in part or in whole by means of the Letter of Performance Guarantee.

20.7.	Such liquidated damages shall be the Purchaser’s sole and exclusive remedy for delay of Contractor in meeting the Scheduled RFPA Date. This does not limit Purchaser’s other rights or remedies hereunder for other liabilities of Contractor.
Confidential Treatment Requested for Certain Portions of this Exhibit

CLAUSE 21. TERMINATION FOR CONVENIENCE

21.1.	The performance of Work under the Contract may be terminated by the Purchaser in whole, or from time to time, in part, whenever they shall so determine. The Purchaser shall deliver to the Contractor a written notice, the “Notice of Termination”, specifying the extent to which performance of Work under the Contract is terminated and the date upon which such termination becomes effective.

21.2.	On receipt of such a Notice of Termination, unless otherwise directed by the Purchaser in the notice, the Contractor shall:
a)	Stop Work under the Contract, on the date and to the extent specified in the Notice of Termination;

b)	Place no further orders or contracts for materials, services, or facilities except as may be necessary for completion of any portion of the Work under the Contract which is not terminated;

c)	Use reasonable efforts to terminate all orders and contracts to the extent that they relate to the performance of Work terminated by the Notice of Termination;

d)	Assign to the Purchaser, in the manner, at the time and to the extent directed by the Purchaser, all of the Contractor’s rights, title and interest under the orders and contracts so terminated;

e)	Use reasonable efforts to settle all outstanding liabilities and all claims arising out of such termination of orders and contracts, with the Purchaser’s approval or ratification to the extent they may require, which approval or ratification shall be final for all the purposes of this present Clause;

f)	Transfer title and deliver to the Purchaser in the manner, at the time, and to the extent (if any) directed by them:
i)	The fabricated or un-fabricated parts, work in progress, completed work, supplies, and other material produced as part of, or acquired in connection with the performance of the Work terminated by the Notice of Termination, and

ii)	The completed or partially completed plans, drawings, information and other property which, if the Contract had been completed, would have been required to be furnished to the Purchaser,
g)	Use reasonable efforts to sell, in the manner, at the time, to the extent and at the price or prices directed or authorised by the Purchaser, any property of the types referred to above, provided, however, that the Contractor:
i)	Shall not be required to extend credit to any buyer, and

ii)	May acquire any such property under the conditions prescribed by and at a price approved by the Purchaser; and provided further that the proceeds of any such transfer or disposal shall be applied in reduction of any payments to be made by the Purchaser to the Contractor under this Contract or paid in such other manner as the Purchaser may direct;
h)	Complete performance of such part of the Work as may not have been terminated by the Notice of Termination and

i)	Take such action as may be necessary, or which the Purchaser may direct, for the protection and preservation of the property related to the Contract which is in the Contractor’s possession and in which the Purchaser have or may acquire an interest.
21.3.	After receipt of a Notice of Termination the Contractor shall submit to the Purchaser a written termination claim. Such claim shall be submitted promptly, but in no event later than six months from the effective date of termination.

21.4.	In the settlement of any such partial or total termination claim, the Purchaser’s payment to the Contractor shall be limited to the following:
a)	The price for completed Work, based on Part 3 (Price Schedule);

b)	A fair and reasonable sum in respect of partially completed work prorated where practicable based on Part 3 (Price Schedule) hereto;

c)	The cost of supplies and materials reasonably and necessarily purchased in respect of the Contract, but not incorporated into completed or partially completed work;
Confidential Treatment Requested for Certain Portions of this Exhibit

d)	The cost of settling and paying claims arising out of the termination of the work under contracts and orders, as provided above, which are properly chargeable to the terminated portion of the Contract;

e)	The reasonable costs of settlement, including accounting, legal, clerical and other expenses reasonably necessary for the preparation of settlement claims and supporting data with respect to the terminated portion of the Contract and for the termination and settlement of contracts thereunder, together with reasonable storage, transportation, and other costs incurred in connection with the protection or disposal of property allocable to the Contract.
21.5.	In arriving at the amount due to the Contractor under this Clause, there shall be deducted all monies paid or due to be paid to the Contractor, any liabilities which the Contractor may have to the Purchaser and the agreed price for or the proceeds of sale of any materials, supplies or other things acquired by the Contractor or sold, pursuant to the provisions of this present Clause, and not otherwise recovered by or credited to the Purchaser.

21.6.	If the termination is partial, before the settlement of the terminated portion of the Contract, the Contractor may submit to the Purchaser a written request for any equitable adjustment of the price or prices specified in the Contract relating to the portion of the Contract not terminated by the Notice of Termination prorated where practicable, based on Part 3 (Price Schedule) hereto and such equitable adjustments as may be agreed shall be made.

21.7.	The Purchaser may, from time to time, under such terms and conditions as they may prescribe, approve partial payments and payments on account against costs incurred by the Contractor in connection with the terminated portion of the Contract if in the opinion of the Purchaser the total of such payments is within the amount to which the Contractor will be entitled hereunder. If the total of such payments is in excess of the amount finally agreed or determined to be due under this Clause, such excess shall be payable by the Contractor to the Purchaser on demand or recovered by the Purchaser from the Letter of Performance Guarantee.

21.8.	For a period of one (1) year after final settlement under the Contract, the Contractor shall preserve and make available to the Purchaser at all reasonable times at the Contractor’s premises, but without charge to the Purchaser, all books, records and documents bearing on costs and expenses under the Contract relating to the work terminated under this Clause.

CLAUSE 22. TERMINATION FOR DEFAULT

22.1.	If the Contractor:
a)	Fails to comply with Part 4 (Plan of Work); or

b)	Fails to make progress so as to significantly endanger the performance of the Contract or is likely to result in a material breach of the Contract; or

c)	Is in material breach of any of the provisions of the Contract; including, without limitation, the Billing Milestones;
then the Purchaser may give thirty (30) days notice in writing to the Contractor to make good the neglect, failure or breach.
22.2.	If the Contractor fails to comply with the notice referred to above within thirty (30) days from the date the notice was received, then the Purchaser may, subject to the provisions of this Clause 22, by written Notice of Termination for default to the Contractor, terminate the whole or any part of the Contract.

22.3.	The Contractor shall not be in default, if any failure to perform the Contract arises out of Force Majeure, except as provided for in Sub-Clause [8.1] above, or the acts or failure to act of the Purchaser.
Confidential Treatment Requested for Certain Portions of this Exhibit

2.4.	If this Contract is terminated as provided in Sub-Clause 22.2 above, the Purchaser, in addition to any other rights provided in this Clause 22, may require the Contractor to transfer title and to deliver to the Purchaser in the manner and to the extent directed by them, any completed equipment, material or supplies, and such partially completed cable and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and Contract rights as the Contractor has had specifically produced or specifically acquired for the performance of such part of this Contract as may have been terminated and which if this Contract had been completed, would have been required to have been furnished to the Purchaser. In addition, the Contractor shall, upon the direction of the Purchaser, protect and preserve property in its possession in which the Purchaser has an interest. The Contractor shall be paid the prices specified in Part 3 (Price Schedule) for completed equipment, material and supplies delivered and services performed, and the amounts agreed upon by the Purchaser and the Contractor for the manufacturing materials delivered to the Purchaser by the Contractor, and for the protection and preservation of property in which the Purchaser have an interest.

22.5.	If this Contract is terminated in accordance with Sub-Clause 22.2, the Purchaser may elect to take over and to complete the Work or alternatvely procure the capacity on another system, which ever is more cost effective. In such event, the Contractor, shall, without prejudice to any other rights or remedies of the Purchaser hereunder, be liable to the Purchaser for all costs so incurred by them in excess of the Contract Price, taking into account any sums due under this Contract to the Contractor for Work commenced, partly executed or completed and accepted by the Purchaser or materials, plant, machinery, tools and implements and other things purchased, used or to be used in connection with the Work.

22.6.	If the Contract is terminated in accordance with Sub-Clause 22.2, the Contractor shall not be relieved from any liability for damages or other remedies which may have been incurred by reason of any breach of the Contract, This shall include, but is not limited to, the invocation of the Performance Guarantee.

22.7.	Without limiting the Purchaser’s right to Suspension, in the event the Purchaser
a)	defaults on any of its payment or other monetary obligations and such default continues for a period of thirty (30) days after receipt of written notice of such default from the Contractor; or

b)	fails to perform any other material obligation of Purchaser under this Contract and such failure continues for a period of sixty (60) days after receipt of written notice of such failure or such longer period as the parties may reasonably agree if such failure cannot be remedied within such sixty (60) day period;
then the Contractor may forthwith terminate this Contract in whole, but not in part
12.8.	If this Contract is terminated by the Contractor pursuant to sub-clause 22.7, the Purchaser shall pay the Contractor (a) the value of the Work performed through the date of termination (priced in accordance with the Part 2, Price Schedule), less any amounts paid by the Purchaser hereunder in respect of the Contract Price; (b) the reasonable out-of-pocket cost of settling and paying claims arising out of the termination of Work. Upon any termination of the Contract as set forth herein, the Contractor shall immediately discontinue the Work and ensure that any Work then in process is discontinued in an orderly and expeditious manner. In the event of any such termination, the Contractor shall use its good faith efforts to minimize the cost to Purchaser associated with such termination, including, if applicable, selling to third parties any materials used or obtained in connection with the Work, which amounts received, if any, shall reduce any amounts payable by the Purchaser pursuant to this Clause 22.

22.9.	If the Contract is terminated in accordance with Sub-Clause 22.2, the Purchaser shall not be relieved from any liability for damages or other remedies which may have been incurred by reason of any breach of the Contract.
Confidential Treatment Requested for Certain Portions of this Exhibit

CLAUSE 23. TERMINATION BECAUSE OF FORCE MAJEURE

23.1.	In the event that the Contractor is unable to perform its obligations under the Contract for a period of more than six (6) calendar months because of an event of Force Majeure, the Contractor may apply to the Purchaser for termination of the Contract. If the Purchaser is in agreement with such application, then the Contract may be so terminated.

23.2.	In the event that the Contractor is delayed or prevented from performing any of its obligations under the Contract by an event of Force Majeure, but not including events of Force Majeure that preclude the Purchaser from fulfilling its responsibilities under the Contract, and such cause shall continue to a delay or prevent continuance of the Work for a continuous period of six (6) calendar months or more, the Purchaser may terminate the Contract.

23.3.	Upon termination as provided for in Sub-Clauses 23.1 and 23.2 above, the Purchaser may at its sole discretion require the Contractor to transfer to the Purchaser title in any equipment or materials held by the Contractor or its Sub-Contractors under the Contract.

23.4.	In the event that payments already made to the Contractor under this Contract exceed the value of those items retained or obtained under the Sub-Clause above, then the Contractor shall repay such excess to the Purchaser within *** from the date of notification and if not paid shall be a debt due to the Purchaser recoverable in a civil action and shall bear interest at ***per month.

CLAUSE 24. TERMINATION BECAUSE OF BANKRUPTCY OR WINDING-UP

24.1.	Either Party may at any time by notice in writing summarily terminate the Contract without compensation to the other Party in any of the following events:
24.1.1.	If either Party shall at any time become bankrupt, or shall have a receiving order or administration order made against it or shall make any composition or arrangement with or for the benefit of its creditors, or shall make any conveyance or assignment for the benefit of its creditors, or shall purport to do so, or any application shall be made under any law relating to bankruptcy, insolvency or reorganization for sequestration of its estate, or a trust deed shall be granted it for the advantage of its creditors; or

24.1.2.	If either Party shall pass a resolution for winding up, or a Court of competent jurisdiction shall make an order that the Company shall be wound up (in either case other than for the purposes of reconstruction), or if a receiver or manager on behalf of a creditor shall be appointed, or if circumstances shall arise which entitle such Court or such creditor to appoint a receiver or manager which entitle the Court to make a winding-up order.
24.1.3.	Provided always that such determination shall not prejudice or affect any right of action or remedy which shall have accrued, or shall accrue thereafter to the terminating Party.

CLAUSE 25. INTELLECTUAL PROPERTY — INDEMNITY

25.1.	The Contractor shall fully indemnify and keep indemnified the Purchaser against all actions, claims, demands, costs, charges and expenses arising from or incurred by reason of or in connection with any infringement or alleged infringement of any patents, copyright, or any similar protection of intellectual property by the use or sale by the Purchaser of any of the proprietary information or materials supplied by the Contractor under the Contract, but such indemnity shall not cover:
a.	The Contractor’s adherence to the Purchaser’s directions to use materials or parts of the

Purchaser’s selection provided however if Contractor has Actual Knowledge that such direction may cause an infringement than Contractor shall notify Purchaser prior to taking any such action; or

b.	Such material or parts furnished to the Contractor by the Purchaser, other than in each case, items of the Contractor’s design or selection or the same as any of the Contractor’s commercial merchandise or in processes or machines of the Contractor’s design or selection used in the manufacture of such standard products or parts; or

c.	Use of the equipment other than for the purposes indicated in, or reasonably to be inferred from, this Contract or in conjunction with other products; or
Confidential Treatment Requested for Certain Portions of this Exhibit

d.	Modification of the equipment by the Purchaser, without prior expressed written approval by Contractor.
25.2.	In the event of any infringement or alleged infringement or any claim being made or action brought against the Purchaser arising out of the matters referred to in this Clause:
a)	The Contractor shall, as soon as reasonably practicable, be notified and shall at its own expense conduct all negotiations for the settlement of the same, and any litigation that may arise therefor.

b)	The Purchaser shall, at the request of the Contractor, afford all reasonable assistance for the purpose of contesting any such claim or action, and shall be repaid any reasonable out-of-pocket expenses incurred in so doing.

c)	In the event that the Contractor fails to take over the conduct of the negotiations and litigation within thirty (30) days of being notified of any claim or action, the Purchaser may conduct negotiations and litigation for the settlement of the same and shall be released from its obligations under Sub-Clause 25.2 (b) and reimbursed by the Contractor for all such expenses and payments.
25.3.	If the System or any part thereof is held to constitute infringement and is subject to an order restraining its use or providing for its surrender or destruction, the Contractor shall at its own expense immediately either:
a)	Procure for the Purchaser the right to retain and continue to use the System; or

b)	Modify the System so that it becomes non infringing.
25.4.	Contractor represents that as of the Effective Date it has no Actual Knowledge of any claim of infringement with respect to i) Contractor’s intellectual property provided by it pursuant to the Contract and ii) third party intellectual property provided by it pursuant to the Contract which would materially adversely affect the Purchaser’s use of the System.

CLAUSE 26. SAFEGUARDING OF INFORMATION AND TECHNOLOGY

26.1.	Ownership of any information provided by the Contractor to the Purchaser or by the Purchaser to the Contractor shall remain with the Party providing the Information.

26.2.	Information furnished by one Party to another shall be kept confidential by the Party receiving it, and shall be used only for the construction, maintenance, operation, or repair of the System, or the performance of the Contract, and may not be used for any other purposes without the prior written consent of the Party owning the information, unless:
a)	Such information was previously known to the receiving Party free of any obligation to keep it confidential; or

b)	Such information has come into the public domain other than by a breach of confidentiality by the receiving Party; or

c)	Such information is required to be disclosed pursuant to an order of the court or under any written law, or an order from any regulatory bodies.
26.3.	Without limiting the foregoing, the Purchaser guarantees that it does not intend to, and will not knowingly, without the prior written consent of the Contractor, disclose or transfer directly or indirectly:
a)	Any information, obtained by or through the Contractor; or

b)	Any intermediate product (including processes, materials and services) produced directly by the use of the information obtained by or through the Contractor; or

c)	Any commodity produced by such intermediate product if the intermediate product of the information obtained by or through the Contractor is a plant capable of producing a commodity or is a major component of such plant.
26.4.	Without limiting the foregoing, the Contractor shall not disclose any information obtained during or produced as a result of the cable route survey that is specific to the Work without the prior written consent of the Purchaser, except where such disclosure is for the purposes of the Contract.
Confidential Treatment Requested for Certain Portions of this Exhibit

26.5.	Without limiting the foregoing, no Information contained in the Contract and any non-public information, written or oral with respect to this Contract, “Confidential Information” shall be disclosed by one Party to a third party, except for purposes directly related to the Contract, to its counsel, accountants, consultants, agents and representatives (collectively “Representatives”) who need to know such Confidential Information, without the prior written approval by the other Party. Nothing herein shall prevent a Party from disclosing Confidential Information, a) as required by law or pursuant to court order, b) in the case of the Purchaser, to any entity, providing financing for the System or c) upon the request or demand of, or pursuant to any regulation of any regulatory agency or authority in connection with the performance of the Contract. Each Party agrees to inform each of its Representatives of the non-public nature of the Confidential Information in accordance with the terms of this Contract.

26.6.	The provisions of this Clause shall survive the expiry or termination of the Contract.

CLAUSE 27. RESPONSIBILITY FOR OBTAINING PERMITS AND FOR CUSTOMS CLEARANCE AND OTHER FORMALITIES

27.1.	CONTRACTOR PERMITS
27.1.1.	Contractor shall obtain, at its sole cost and expense, in its own name or on behalf of Purchaser (as appropriate), all Contractor Permits.

27.1.2.	Purchaser shall reasonably cooperate with and assist Contractor to the extent that Purchaser’s cooperation and assistance are necessary for Contractor to expeditiously and cost-efficiently obtain necessary Contractor Permits.

27.1.3.	Purchaser shall obtain, at its sole cost and expense, in its own name, all Owner Permits.

27.1.4.	In addition, Purchaser shall be responsible for: (i) fees for guard vessels for marine operations associated with pipe line crossings, (ii) claims from fishermen for compensation and any additional requirement from any applicable fishing organizations such as on-board fishery representatives during marine survey and installation, daily reporting, and damaged or sacrificed gear claims, and guard boats; (iii) to the extent required, extraordinary expenses required to facilitate the timely obtaining of authorizations that are in the nature of public works, charitable donations, civic betterment, or accommodation of environmental activist groups or other similar expenses when such expenses are related to carrying the Work; and (iv ) compliance with any on-going obligations of any Permits that remain in effect subsequent to the completion of the Work. In the event Contractor becomes aware of the possible need for payment of an extraordinary expense described in this paragraph, Contractor shall promptly notify the Purchaser and the Parties shall discuss and coordinate the response to any request for such payment provided that the Contractor shall bear the costs for any actions mutually agreed upon. Furthermore, Contractor shall be responsible for fees for guard vessels for marine operations associated with shore end landings line crossings.

27.1.5.	Contractor shall reasonably cooperate with and assist Purchaser to the extent that Contractor’s cooperation and assistance are necessary for Purchaser to expeditiously and cost-efficiently obtain necessary Owner Permits, including but not limited to supplying information required to obtain pipeline and cable crossing agreements (for example, crossing procedures and details of crossing vessel). If requested by Purchaser, Contractor shall provide initial cable and pipeline crossing notifications to the owners of installed cables and pipelines. Contractor shall reasonably support Purchaser with respect to Purchaser’s efforts to obtain any equipment certification or homologation required by a country’s specific regulations, and the acquisition of the corresponding necessary Owners Permits from the appropriate persons, entities and governmental authorities.
Confidential Treatment Requested for Certain Portions of this Exhibit

27.2.	Project Management: Exhibit D includes a detailed, preliminary list of Permits that, to the Party’s Actual Knowledge, are required to be obtained under current Laws in order to complete the Work, including the estimated time for approval which is believed to be reasonable (the “Preliminary Permit Matrix”). The Parties shall update the Preliminary Permit Matrix from time to time if it becomes aware of changes in Permit requirements, and both Parties shall participate in periodic reviews and updates of the Preliminary Permit Matrix and provide one another the status of their progress on obtaining their Permits through the duration of the project. Each Party shall procure its respective Permits identified in the Preliminary Permit Matrix in accordance with the procurement dates set forth therein.

CLAUSE 28. NOTICES

28.1.	Any notice to be given to either Party under the terms of the Contract shall, without prejudice to any other way of serving it, be sufficiently given if sent by registered post to the following nominated addresses, and at least two (2) working days advance notification given by telex or facsimile that notice is to be served. Notices shall be deemed to have been given within ten (10) calendar days of being posted.

28.2.	Address for written Notices to the Contractor
Notices to the Contractor should be sent to the following:
Name : Tyco Telecommunications (US) Inc.
Address : 60 Columbia Road, Bldg A, Morristown, NJ 07960
Phone: +1-973-656-8342 Fax:
+1-973-656-8601 Attention:
Project Management
With a copy to;
Tyco Telecommunications (US) Inc.
Law Department
60 Columbia Road
Bldg A
Morristown, NJ 07960
Phone: 973-656-8365
Fax: 973-656-8592
28.3.	Addresses for written notices to Purchaser
Name : ACS Cable Systems, Inc.
Address : 600 Telephone Ave, MS 65, Anchorage AK 99503
Phone: +1-907-297-3000
Fax: +1-907-297-3052
Attention: Anand Vadapalli, Sr Vice President — Network & IT
                     With copy to
                     Leonard Steinberg, General Counsel
Either Party shall give written notice to the other of any change to such nominated addresses.
CLAUSE 29. CLAUSE HEADINGS

The headings of Clauses are provided for convenience only and shall not be used to interpret the Contract.
Confidential Treatment Requested for Certain Portions of this Exhibit

CLAUSE 30. LIMITATION OF LIABILITY

30.1.	Notwithstanding any other provision in this Contract, and irrespective of any fault, negligence or gross negligence of any in no circumstances shall either Party or any of its directors, officers, employees or agents be liable to the other for any consequential, incidental, indirect, reliance or special (including punitive) damages including, without limitation, lost profits, loss of revenue, loss of business opportunity or the costs associated with the use of restoration facilities resulting from its failure to perform, pursuant to the terms and conditions of this Contract.

30.2.	The maximum aggre[g]ate liability of the Contractor shall not exceed *** the Contract Price CLAUSE 31. SEVERABILITY

31.1.	If any of the provisions of the Contract shall be invalid or unenforceable, the entire Contract shall not thereby be rendered invalid or unenforceable, but shall be construed as if it did not contain the particular invalid unenforceable provisions. The rights and obligations of the Parties shall be construed and enforced accordingly.

31.2.	If any of the provisions of the Contract shall be invalid or unenforceable, the Parties shall make their best endeavors to agree on equivalent clauses in a timely manner and amend the Contract accordingly.

CLAUSE 32. CONTRACTOR TO CONFORM TO REGULATIONS

32.1.	The Contractor shall comply with the requirements of all laws in the countries, states, provinces and territories in which any part of the Work under this Contract is to be done and with all ordinances, regulations, rules, by-laws, orders and proclamations made or issued under the same and with any lawful requirements thereunder and with the lawful requirements of public, municipal and other authorities within those countries, states, provinces and territories in any way affecting this Contract or applicable to any Work thereunder.

32.2.	The Purchaser shall not be responsible for any acts, defaults, neglects or omissions of the Contractor that violate the laws, statutes, orders, rules, decrees, or regulations of any jurisdiction in which the Work is carried out.

32.3.	The Contractor shall be deemed to have fully examined and independently verified the documents referred to in Clause 2 (Applicable Documents) hereof and all drawings, specifications, schedules, terms and conditions of this Contract, regulations and other information in relation to the Contract and to have fully understood and satisfied itself as to all information which is relevant as to the risks whether political or otherwise, contingencies and other circumstances which could affect the Contract, and in particular the laying of the cable. The Purchaser, its servants and agents and all of them shall have no liability in law or equity or in Contract or in tort or pertinent to any other cause of action with respect to any such information, risks, contingencies or other circumstances.

CLAUSE 33. SETTLEMENT OF DISPUTES

33.1.	The Contractor and the Purchaser shall endeavor to settle any differences of opinion which may arise during the execution of the Contract in an amicable manner.

33.2.	Any dispute, controversy or claim arising out of or relating to this Contract, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitral, will be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules. The tribunal will consist of three arbitrators. The place of arbitration will be Anchorage, Alaska. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof
33.2.1.	Allocation of Fees and Costs: The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.
Confidential Treatment Requested for Certain Portions of this Exhibit

33.2.2.	The language to be used in the arbitration shall be the English language.

33.3.	The applicable law to be used shall be the law of the State of New York.
CLAUSE 34. KEEPING OF RECORDS

34.1.	For all items specified in Part 3 (Price Schedule), the Contractor shall keep and maintain such books, records, vouchers and accounts with respect to its billing of those items to the Purchaser until five (5) years from the Provisional Acceptance Date.

34.2.	For any item quoted on a cost incurred basis, the Contractor shall keep and maintain such books, records, vouchers and accounts of all costs with respect to the engineering, provision and installation of facilities of the System until five (5) years from the Provisional Acceptance Date.

34.3.	The Contractor shall obtain from its Sub-contractors such supporting records, for other than the cost of fixed cost items subject to the conditions of Sub-Clause 34.2, as may be reasonably required and shall maintain such records for a period of seven (7) years from the Provisional Acceptance Date.

34.4.	The Contractor shall afford the Purchaser the right to review the said books, records, vouchers and accounts of all costs required to be kept, maintained and obtained pursuant to this Clause.

CLAUSE 35. ENTIRE AGREEMENT AND AMENDMENTS

35.1.	This Contract supersedes all prior oral or written understandings between the Purchaser and the Contractor concerning the subject matter of this Contract. This Contract and any of its provisions may only be altered or added to by another agreement in writing signed by a duly authorised person on behalf of each and every Party to this Contract.

35.2.	The Parties acknowledge and agree that:
(i)	They have not been induced to enter into this Contract by any representation, warranty or other assurance not expressly incorporated into it; and

(ii)	In connection with this Contract, and except in the case of fraud, their only rights and remedies in relation to any representation, warranty or other assurance shall be for breach of the terms of this Contract and all other rights and remedies are excluded.
CLAUSE 36. RELATIONSHIP BETWEEN THE PARTIES

36.1.	The Parties agree that no contractual relation is created between the Purchaser and any of the Contractor’s subcontractors, suppliers or agents.

36.2.	The relationship between the Contractor and the Purchaser shall not be deemed to be that of an agent and principal.

CLAUSE 37. AGENTS AND REPRESENTATIVES OF THE PURCHASER

The Purchaser may nominate such agents or representatives, as they may desire (excluding competitors of Contractor or an affiliate of a competitor), to carry out any of their responsibilities or to exercise any of its rights under this Contract. The Purchaser shall notify the Contractor in writing of any such nominations.

CLAUSE 38. SOFTWARE LICENCE RIGHTS

38.1.	Where the Contractor supplies to the Purchaser under the Contract any Software whether incorporated or included in any hardware or equipment or otherwise and ownership of intellectual property rights in the Software does not vest in the Purchaser under this Contract, then without prejudice to any other licences or rights, the Contractor hereby grants to the Purchaser a non-exclusive royalty free licence (which shall be revocable if Purchaser takes any actions inconsistent with the licenses granted herein) anywhere in the world including the right under intellectual property rights in the Software to:
Confidential Treatment Requested for Certain Portions of this Exhibit

38.1.1.	Use and copy for the purposes of operating and maintaining the System, including training purposes, and the making of a reasonable number of copies for back-up and maintenance purposes; and

38.1.2.	Modify or have modified the Software under conditions of confidentiality, in the following circumstances:
38.1.2.1	with the written consent of the Contractor, which shall not be unreasonably withheld, to allow integration with the Purchaser’s support System; and

38.1.2.2	to meet the Purchaser’s urgent operational requirements where the Contractor is unable or fails to meet those operational requirements and has granted permission to do so which will not unreasonably be withheld.

38.1.2.3	with prior notice to Contractor, to enhance or have enhanced the Software to meet the Purchaser’s reasonable requirements for new facilities and features where the Contractor shall have failed or be unable to meet the Purchaser reasonable requirements or shall have ceased to support the Software as provided for in this Contract.

38.1.2.4	merge or have merged the Purchaser’s data with any Software; and
38.2.	Any third party software provided by the Contractor shall have the rights necessary to use it with the equipment provided for the purposes set out herein. Without limiting the forgoing, any rights, licenses, warranties, or the like provided with such third party software shall be subrogated to the Purchaser, to the extent permissible.

38.3.	The Contractor shall not include in the Software any facility which is not described in the documentation supplied to the Purchaser.

38.4.	The Contractor shall fully disclose and supply and keep supplied in confidence to the Purchaser the latest version of all documentation and the Software, with relevant information about their release status.

38.5.	The Contractor shall offer the Purchaser a new release containing new facilities on a regular basis for a period of *** after Final Acceptance. The new release shall indicate what modifications are required on implementation to the Software and hardware used by the Purchaser.

38.6.	During the warranty period the Contractor shall, at the Purchaser’s request, provide at its own expense maintenance releases correcting faults identified by the Purchaser.

38.7.	The Contractor shall provide the Purchaser on a regular basis for the duration of the Contract, a release plan setting out the releases planned for the next two (2) years.

38.8.	Unless agreed in writing, new releases shall not materially alter the existing applications with respect to the performance specifications or the uses of the System or part thereof, whether or not in conjunction with existing files.

38.9.	If directed by Purchaser, the Contractor shall at the Purchaser’s own expense deposit in escrow for the benefit of the Purchaser, from the date of Provisional Acceptance (to be kept in escrow for the period of the design life of the System), with an independent third party escrow agent reasonably acceptable to the Purchaser, one (1) copy of the latest version of the source code of its Software both in human readable format and machine readable format, details of host machines and sufficient documentation including software tools to enable modification of the Software.

38.10.	For the purposes of the Sub-Clauses 38.1.2, 38.5 and 38.9, Software shall not include computer programs owned by third parties and not specifically developed for use with the System.

38.11.	The escrow agreement, in industry standard format, shall require the duty to release the source code to the Purchaser within five (5) business days after the receipt of written notice by Purchaser (which notice Purchaser shall not deliver unless a Bankruptcy Event shall have occurred or the Contractor is no longer in the undersea cable business) in the event that a Bankruptcy Event has occurred or that the Contractor is no longer in the undersea cable business.
38.12.	In the situations referred to in Sub-Clause 38.11 of this Condition, the Purchaser shall have an unlimited licence to use the Software and shall have the right to make modifications to the Software (or have them made).

38.13.	The provisions of this Clause shall survive the expiry or termination of the Contract.

CLAUSE 39. SUCCESSORS BOUND

This Contract shall be binding on the Contractor and on each individual Purchaser and their respective successors and their permitted assigns.

CLAUSE 40. PURCHASER’S OBLIGATIONS

40.1	Purchaser shall:
(a)	pay all amounts payable by it when due after giving effect to any grace period under this Contract;

(b)	provide Terminal Stations, beach manholes and conduits at locations in accordance with the Technical Specifications and the Plan of Work;

(c)	obtain and provide the Owner Permits in accordance with the Plan of Work; and

(d)	perform all of its other obligations under as set forth in this Contract.
CLAUSE 41. PROPERTY OF PURCHASER

41.1.	Any property of the Purchaser issued in connection with the Contract, and anything supplied by the Purchaser whether for incorporation in the System or not, shall remain the property of the Purchaser and shall not be used other than in the execution of the Contract without the prior written consent of the Purchaser.

41.2.	No such property or things shall be removed from the place where they are normally used or stored for the purposes of the Contract without the Purchaser consent.

41.3.	The Contractor shall keep readily available records of all such property and things in order to enable the Purchaser to check from time to time the quantities in use, used, and available for use, against those delivered to the Contractor’s charge.

41.4.	Neither the Contractor nor any other person shall have a lien on any such property or things for any sum due. The Contractor shall take all reasonable steps to ensure that the Purchaser title and the exclusion of lien are brought to the notice of all persons dealing with such property and things.

41.5.	All such property and things shall be deemed to be in good condition when received by or on behalf of the Contractor unless the Contractor notifies the Purchaser to the contrary within fourteen (14) days of receipt.

41.6.	All such property and things which are not for incorporation in the System shall be returned by the Contractor at the earliest possible time, but in any case within fourteen (14) days of the granting of Provisional Acceptance by the Purchaser. Between the time of delivery to the Contractor and of return to the Purchaser the Contractor shall be responsible for all damage except for normal wear and tear resulting from proper use in the execution of the Contract.

CLAUSE 42. PUBLICITY / CONFIDENTIALITY

42.1.	No publicity relating to this Contract shall be published in any newspaper, magazine, journal or any written, visual, or aural media without the prior written consent of both Parties.

42.2.	The provisions of this Condition shall survive the expiry or the termination of the Contract.
Confidential Treatment Requested for Certain Portions of this Exhibit

CLAUSE 43. NO WAIVER

43.1.	No delay, neglect or forbearance by either Party in enforcing any provision of the Contract shall be deemed to be a waiver or in any way prejudice any rights of that Party.

43.2.	No waiver by either Party shall be effective unless made in writing or constitute a waiver of rights in relation to any subsequent breach of the Contract.

CLAUSE 44. EXPORT CONTROL

The Parties acknowledge that any products, software, and technical information (including, but not limited to, services and training) provided by either Party under this Contract are or may be subject to export Laws of the United States and any use or transfer of such products, software and technical information must be authorized under those Laws. The Parties agree that they will not use, distribute, transfer or transmit the products, software or technical information (even if incorporated into other products) except in compliance with export Laws. If requested by either Party, the other Party agrees to sign written assurances and other export-related documents as may be required to comply with export Laws.

CLAUSE 45. SIGNATURE

The Contract will be drawn up in two (2) original copies.

IN WITNESS WHEREOF the Parties have severally subscribed these presents or cause them to be subscribed in their names and on behalf of their respective officers thereunto duly authorised.
THE CONTRACTOR
for and on behalf of Tyco Telecommunications

By:	/s/ William C. Marra

THE PURCHASER
for and on behalf of ACS Cable Systems, Inc.

By:	/s/ Liane Pelletier